SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

  /X/Filed by the Registrant :
  / /Filed by a Party other than the Registrant
  / /Check the appropriate box:
  / /Preliminary Proxy Statement

/ /Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e(2) /X/Definitive Proxy Statement
/ /Definitive Additional Materials
/ /Soliciting Material Pursuant to 240.14a- I I (c) or 240.14a- 1 2

                           PENN NATIONAL GAMING, INC.
                (Name of Registrant as Specified In Its Charter)

                           PENN NATIONAL GAMING, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
/X/     No fee required
        Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11

1)   Title of each class of securities to which transaction applies:

2)   Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-1 I (set forth the amount on which the filing fee is calculated and state how it was determined):

4)   Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

     / /Fee paid previously with preliminary materials.

     / /Check box if any part of the fee is offset as provided by Exchange Act Rule 0- I I (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)   Amount previously paid:

2)   Form, Schedule or Registration Statement no.:

3)   Filing Party:

4)   Date Filed:

                          PENN NATIONAL GAMING, INC.

                             825 Berkshire Boulevard
                                    Suite 200
                         Wyomissing, Pennsylvania 19610

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To be Held May 17, 2000

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Penn National Gaming, Inc. (the "Company"), a Pennsylvania corporation, will be held on May 17, 2000, at 10:00 am, local time, at the offices of Mesirov Gelman Jaffe Cramer & Jamieson, LLP, 38th Floor, 1735 Market Street, Philadelphia, Pennsylvania 19103 for the following purposes:

         1. To elect two Class III Directors for a term of three years an until their successors are duly elected and qualified.

         2. To consider and act upon a proposal to amend the Company's 1994 Stock Option Plan, as amended and restated.

         3. To consider and act upon a proposal to ratify the appointment of BDO Seidman, LLP as independent public accountants for the Company for the fiscal year ending December 31, 2000.

         4 . To consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

         Only shareholders of record at the close of business on March 28, 2000 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

         All shareholders are cordially invited to attend the Annual Meeting in person. Any shareholder attending the Annual Meeting may vote in person even if such shareholder previously signed and returned a proxy.

                                                   FOR THE BOARD OF DIRECTORS

                                                           Robert S. Ippolito

                                                                    Secretary

Wyomissing, Pennsylvania
April 20, 2000

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                           PENN NATIONAL GAMING, INC.

                         Wyomissing Professional Center
                       825 Berkshire Boulevard, Suite 200

                         Wyomissing, Pennsylvania 19610

                                 (610) 373-2400

                                 PROXY STATEMENT

                  ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

                                  MAY 17, 2000

             This Proxy Statement and the enclosed Proxy are first being sent or given to shareholders of Penn National Gaming, Inc. (the "Company") on or about April 20, 2000, in connection with the solicitation of proxies for use at the Company's Annual Meeting of Shareholders ("Annual Meeting") to be held May 17, 2000, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Mesirov Gelman Jaffe Cramer & Jamieson, LLP, 38th Floor, 1735 Market Street, Philadelphia, Pennsylvania 19103. This solicitation is being made on behalf of the Board of Directors of the Company.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

  Record Date and Shares Outstanding

           The Board of Directors has fixed the close of business on March 28, 2000, as the record date ("Record Date") for the determination of shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 14,907,975 shares of the Company's Common Stock were issued and outstanding and entitled to vote at the Annual Meeting.

  Revocability of Proxies

           Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

  Voting and Solicitation

        The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast is necessary for a quorum to be present at the Annual Meeting. Each share of the Company's Common Stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting.

         Proxies given in the form enclosed, unless previously revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein, and if no choice is specified, will be voted in favor of the proposals set forth in the notice of meeting. Assuming a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting is required for (i) the election of directors; (ii) the approval of an amendment to the 1994 Stock Option Plan, as amended and restated (the "Plan"); (iii) the ratification of BDO Seidman, LLP as the Company's independent public accountant's for the year ending December 31, 2000; and (iv) the approval of any other matters which may properly come before the Annual Meeting or any postponement or adjournment thereof. For purposes of determining the number of votes cast, only those cast "for" or "against" are counted. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Annual Meeting. Under Pennsylvania law, a quorum is required to conduct business at the Annual Meeting.

         It is expected that the solicitation of proxies will be conducted primarily by mail. Proxies may also be solicited personally or by telephone, telegraph, or telecopy. The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain directors, officers and employees of the Company, without additional compensation, personally or by telephone, telegram, or telecopy.

ELECTION OF DIRECTORS

Information about Nominees and Other Directors

         Two Class III Directors will be elected at the Annual Meeting to hold office, subject to the provisions of the Company's By-Laws, until the annual meeting of shareholders of the Company to be held in the year 2003, and until their respective successors are duly elected and qualified.

        The following table sets forth the name, age, principal occupation, and respective service date of each person who has been nominated to be a Director of the Company:

Name of Nominee             Age      Principal Occupation                Director Since        Term Expires
---------------             ---      --------------------                --------------        ------------

David A. Handler            35       Managing Director of Corporate              1994                  2003
                                     Finance of Jefferies & Company,
                                     Inc.

John M. Jacquemin           53       President Mooring Financial Group           1995                  2003


     David A. Handler. Mr. Handler has been a Director of the Company since 1994. From 1995 to the present, Mr. Handler has been an investment banker and is currently a Managing Director at Jefferies & Company, Inc. From 1991 to 1995, he was a Vice President of Fahnestock & Co., Inc.

     John M. Jacquemin. Mr. Jacquemin has been a Director of the Company since 1995 and is President of Mooring Financial Corporation, a financial services group specializing in the purchase and administration of commercial loan portfolios and equipment leases. Mr. Jacquemin joined Mooring Financial Corporation in 1982 and has served as its President since 1987.

        The following table sets forth the name, age, principal occupation, and respective service date of each Director whose term of office extends beyond the date of the Annual Meeting:

Name                       Age    Principal Occupation                       Director Since      Term Expires
Peter M. Carlino           53     Chairman of the Board and Chief                   1994                2002
                                  Executive Officer

Harold Cramer              72     Counsel to Mesirov Gelman Jaffe Cramer &          1994                2002
                                  Jamieson, LLP

William J. Bork            66     President and Chief Operating Officer of          1995                2001
                                  the Company

Robert P. Levy             63     Chairman of the Board of the Atlantic             1995                2001
                                  City Racing Association

        Peter M. Carlino. Mr. Carlino has served as Chairman of the Board and Chief Executive Officer of the Company since April 1994, and has devoted a significant amount of time to the activities of the Company as a Director since 1991. Since 1976 he has been President of Carlino Financial Corporation ("Carlino Financial"), a holding company which owns and operates various Carlino family businesses.

     Harold Cramer. Mr. Cramer has been a Director of the Company since 1994. Since November 1996, Mr. Cramer has been Counsel to Mesirov Gelman Jaffe Cramer & Jamieson, LLP, a Philadelphia law firm which provides legal services to the Company. From November 1995 until November 1996, Mr. Cramer was Chairman of the Board and Chief Executive Officer of HSI Management Co., Inc. From 1989 until November 1995, Mr. Cramer was Chairman of the Board and Chief Executive Officer of Graduate Health System, Inc. ("GHS") and has been a Director of GHS n/k/a/ Philadelphia Health Care Trust since November 1996.

     William J. Bork. Mr. Bork was elected President, Chief Operating Officer and a Director in June 1995. From 1987 to June 1995 he was Vice President of Ladbroke Racing Corporation. Prior to working with Ladbroke, Mr. Bork served as Vice President of Operations of racetracks previously owned by Ogden Corporation including Fairmount Park in Collinsville, Illinois; Mountaineer Park in Chester, West Virginia; Wheeling Downs in Wheeling, West Virginia; and Suffolk Downs in Boston, Massachusetts.

     Robert P. Levy. Mr. Levy has been a Director of the Company since 1995. He is Chairman of the Board of the Atlantic City Racing Association and served a two-year term from 1989 to 1990 as President of the Thoroughbred Racing Association. Mr. Levy has served as the Chairman of the Board of DRT Industries, Inc., a diversified business based in the Philadelphia metropolitan area, since 1960. Mr. Levy owns the Robert P. Levy Stable, a thoroughbred racing and breeding operation which has bred and owned several award-winning horses, including the 1987 Belmont Stakes winner, Bet Twice.

Meetings of the Board of Directors and Information about Board Committees

        The Board of Directors held six meetings during the fiscal year ended December 31, 1999. Each Director attended 100% of all meetings of the Board and all meetings of Board committees on which he served.

        The Company has two standing Committees: the Audit and Compensation Committees. David A. Handler and John M. Jacquemin are members of the Audit Committee, and Harold Cramer and Robert P. Levy are members of the Compensation Committee. The principal functions of the Audit Committee are to recommend engagement of the Company's independent auditors, to consult with the Company's auditors concerning the scope of the audit, to review with the auditors the results of the examination, to review and approve any material accounting policy changes affecting the Company's operating results, and to review the Company's financial control procedures and personnel. The Compensation Committee reviews compensation and benefits for the Company's executives and administers the grant of stock options to executive officers under the Company's Plan. One meeting of each of the Audit Committee and the Compensation Committee was held in 1999. The Board of Directors does not have a nominating committee.

        The Company pays director's fees to each Director who is not an employee of the Company. During the year ending December 31, 1999, each outside Director received an annual fee of $18,000, plus $1,500 for each Board meeting attended and reimbursement for out-of-pocket expenses in connection with his attendance at such meetings.

COMPENSATION COMMITTEE REPORT

        The Company's executive officer compensation program is administered and reviewed by the Compensation Committee of the Board of Directors. The Compensation Committee consists of two independent, non-employee Directors of the Company.

Policies and Mission

        The Compensation Committee has determined that compensation of executive officers should include a mixture of short and long range compensation plans which attract, motivate and retain competent executive personnel, increase executive ownership interests in the Company and encourage increases in the Company's productivity and profitability. As such, the Company's policy is that executive compensation should be directly and materially related to the short-term and long-term operating performance and objectives of the Company. To achieve these ends, executive compensation, including base salary and stock option grants, is to a significant extent dependent upon the Company's financial performance and the return on its Common Stock. However, to ensure that the Company is strategically and competitively positioned for the future, the Compensation Committee also attributes significant weight to other factors in determining executive compensation, such as maintaining competitiveness, implementing capital improvements, expanding markets and achieving other long-range business and operating objectives.

Compensation Plan

         To determine appropriate levels of executive compensation, the Compensation Committee periodically reviews the executive compensation programs and policies of the Company's competitors, in addition to a broader group of companies in its marketplace, to ensure that the Company's plans and practices are competitive and appropriately based on the Company's performance and compensation philosophy.

Base Salary

         The objective for computing executive base salaries is to structure salaries that are competitive with those of similarly situated companies. In setting base salary levels for individual executives in the future, the Compensation Committee will consider such factors as the executive's scope of responsibility, current performance, future potential and overall competitive positioning relative to comparable positions at other companies. The base salaries for Peter M. Carlino, William J. Bork, and Robert S. Ippolito are set pursuant to employment agreements and currently are $380,000, $245,000, and $150,000 per year, respectively.

Stock Options

         Stock options are granted under the provisions of the Company's Plan. Stock options are granted to reinforce the importance of improving shareholder value over the long-term and to encourage and facilitate executive stock ownership. Stock options are granted at not less than 100% of the fair market value of the stock on the date of grant to ensure that executives can only be rewarded for appreciation in the price of the Common Stock where the Company's shareholders are similarly benefited. For future grants, the Compensation Committee will establish levels of participation for the stock option program based upon each executive officer's or other employee's position in the Company. The number of options to be granted to each executive officer will be contingent on the individual executive's performance, tenure and future potential.

Annual Bonus

         Annual bonus awards recognize an executive's contribution to each year's annual business results as measured against competitors and against the Company's operational plans. Company and individual performance are assessed in relation to the following major factors, listed in order of importance: individual executive performance, revenue growth, earnings and cost management.

         Performance, as measured by these factors, which meets operational plans and equals the results of the competition, provided for bonus opportunities that are comparable to the bonus level at other gaming and horse racing companies. Better to worse performance can result in payments that are higher or lower than such comparable companies. An individual's bonus, reflecting personal contribution to business results, can range from 0 to 200% of the bonuses of comparable companies for the individual's job.

Performance Evaluation

          For the Chief Executive Officer ("CEO"), approximately 70% of the total compensation opportunity target is base salary and approximately 30% is variable compensation that is at risk and tied to competitive corporate business results. The CEO's current base salary approximates the median salary of CEOs of comparably-sized companies. The CEO's total compensation opportunity is also consistent with the median compensation for CEO's in comparable companies. Factors reviewed by the Compensation Committee's assessment of the Company's and the CEO's performance include individual performance, profitability, profit improvement, growth in revenue and expense management. The Compensation Committee determined that the objective performance goals established by the Company had been met and decided to grant a bonus to the CEO based on the Company's earnings performance in 1998. Also taken into account were other factors, including the significant acquisition activity to support implementation of the Company's business strategy.

           For the CEO, the awards of stock options are also shown in the Summary Compensation Table. The option awards recognize the total shareholder return achieved in 1998 as well as the Company's long-term needs and were intended to link the CEO's future compensation opportunity to the creation of additional shareholder value.

                Compensation Committee of the Board of Directors
                        Harold Cramer and Robert P. Levy

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

                                   MANAGEMENT

           The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of March 28, 2000, by (i) each person known to the Company to own beneficially more than five percent of the Company's outstanding Common Stock, (ii) each director, (iii) the chief executive officer and each of the four other most highly compensated executive officers of the Company and (iv) all of the executive officers and directors of the Company as a group.

Amount and Nature of

                                                                                  Beneficial Ownership of
                                                                                         Common Stock

                                                                                                Percentage of
                                                                               Number of          Outstanding

                Name and Address (1)                                              Shares               Shares
                --------------------                                              ------               ------
                Peter D. Carlino (2)                                           5,154,909                34.6%
                Peter M. Carlino (3)                                           6,177,335                39.7%
                David E. Carlino (4)                                           5,030,065                33.7%
                Richard J. Carlino (5)                                         4,987,231                33.5%
                Harold Cramer (6)                                              5,166,909                34.6%
                Carlino Family Trust (7)                                       4,953,331                33.2%
                William J. Bork                                                  280,667                 1.8%
                David A. Handler                                                  78,895                 *
                Robert S. Ippolito                                                79,350                 *
                John M. Jacquemin                                                 30,600                 *
                Robert P. Levy                                                    30,000                 *
                Robert Abraham                                                    18,750                 *
                Joseph A. Lashinger Jr.                                           16,250                 *
                George A. Connolly                                                 3,950                 *
                Friedman, Billings, Ramsey Group, Inc.                         1,171,815                 7.9%
                          Potomac Tower, 1001 Nineteenth Street
                North, Arlington, Virginia 22209 (8)
                PAR Capital Management, Inc.                                   1,089,800                 7.3%
                One Financial Center, Suite 1600
                Boston, MA 02111 (9)
                All executive officers and directors                           6,929,375                46.5%
                  as a group (10 persons)(3)(6)
                    * Less than 1%

(1) The persons named in the above table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them except as otherwise shown in the succeeding footnotes, and the address of each such person other than Friedman, Billings, Ramsey Group, Inc. and PAR Capital Management, Inc. is c/o the Company, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610. The number of shares included in the table as to each person(s) also includes shares which may be acquired by such person(s) within sixty days of March 28, 2000 pursuant to stock options.

(2) The number of shares in the table includes 4,953,331 shares owned by an irrevocable trust (the "Family Trust") among Peter D. Carlino and his eight children, as settlors, and certain trustees, as to which Peter D. Carlino has shared investment and voting power with respect to certain matters; 7,000 shares held by PennTitle, Inc. f/k/a Penn Title Insurance Company ("PennTitle") as to which Peter D. Carlino has voting and investment power; and 182,578 shares owned by a marital trust for the benefit of Peter D. Carlino and by a residuary trust for the benefit of Peter D. Carlino's children as to both of which Peter D. Carlino has shared investment power and shared voting power.

(3) The number of shares in the table includes 4,953,331 shares owned by the Family Trust as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters, shared voting power with respect to certain matters, and shared investment power; 7,000 shares held by PennTitle as to which Peter M. Carlino has shared voting and investment power and 581,754 shares owned jointly by Mr. Carlino and his wife, Marshia Carlino.

(4) The number of shares in the table includes 4,953,331 shares owned by the Family Trust, as to which David E. Carlino has shared investment power and shared voting power as to certain matters; 7,000 shares held by PennTitle as to which David E. Carlino has shared voting and investment power and 5,765 shares owned beneficially by David E. Carlino's children as to which he disclaims beneficial ownership.

(5) The number of shares in the table includes 4,953,331 shares of Common Stock owned by the Family Trust, as to which Richard J. Carlino has shared investment power and shared voting power as to certain matters.

(6) The number of shares in the table includes 4,953,331 shares owned by the Family Trust, and an aggregate of 182,578 shares owned by a marital trust for the benefit of Peter D. Carlino and by a residuary trust for the benefit of Peter D. Carlino's children as to both of which Harold Cramer has shared investment power and shared voting power.

(7)      See note (2).

(8) The information in the table is based on information contained in a Statement on Schedule 13G filed by Friedman, Billings Ramsey Group, Inc. with the Securities and Exchange Commission dated February 14, 2000.

(9) The information in the table is based on information contained in a Statement of Schedule 13G filed by PAR Capital Management, Inc. with the Securities and Exchange Commission dated February 10, 2000.

                             EXECUTIVE COMPENSATION

        The following table sets forth a summary of all compensation paid or accrued by the Company for services rendered for the last three fiscal years to the Company's Chief Executive Officer and each executive officer whose aggregate cash compensation in 1999 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION

                                 ANNUAL COMPENSATION                RESTRICTED        SECURITIES

NAME AND                                                                 STOCK        UNDERLYING                ALL OTHER
PRINCIPAL POSITION         YEAR          SALARY       BONUS             AWARDS       OPTIONS (1)         COMPENSATION (2)
------------------         ----          ------       -----             ------       -----------         ----------------
Peter M. Carlino           1999      $  379,560   $ 126,000                  -            50,000              $     5,000
Chairman of the Board      1998      $  361,670   $ 126,000                  -            53,000              $     5,000
Chief Executive Officer    1997      $   15,341   $ 126,000                  -                 -              $     4,750

William J. Bork            1999      $  253,780   $  60,000                  -            20,000              $     5,000
President and Chief        1998      $  246,071   $  65,000                  -            24,000              $     5,000
Operating Officer          1997      $  223,666   $  84,000                  -                 -              $     4,750

Philip T. O'Hara           1999      $  201,500   $  20,000                  -                 -              $     5,000
Vice President             1998      $  194,947   $  20,000                  -                 -              $     5,000
General Manager            1997      $  179,087   $  25,000                  -                 -              $     3,357

Robert S. Ippolito         1999      $  147,920   $  20,000                  -            10,000              $     4,172
Chief Financial Officer    1998      $  144,095   $  20,000                  -             6,000              $     2,881
Secretary/Treasurer        1997      $  127,902   $  40,000                  -                 -              $     3,357

Joseph A. Lashinger, Jr.   1999      $  173,577   $  25,000                  -            10,000              $     4,959
Vice President/General     1998      $  153,520   $  15,000                  -             5,000              $     3,260
Counsel                    1997(3)   $   65,769   $       -                  -                 -              $         -



(1)  Adjusted for all stock splits to date.

(2) Includes amounts contributed by the Company to its profit sharing and 401(k) plan for the account of such executive officers.

(3)  Represents compensation from July 1, 1997 through December 31, 1997.

                         GRANT OF STOCK OPTIONS IN 1999

                                                                                             Potential Realizable
                                                                                               value at Assumed
                                     Individual Grants                                       Annual Rates of Stock
                                                                                            Price Appreciation for
                                                                                                  Option Term
                              --------------------------------                            ----------------------------
                                  Number of   Number of Total
                                 Securities           Options
                                 Underlying        Granted to     Exercise
                                    Options      Employees in    Price Per    Expiration
NAME                            Granted (1)       Fiscal Year     Share(2)          Date         5% (3)       10% (3)
----                            -----------       -----------     -----             ----         ------       -------

Peter M. Carlino                     50,000            34.60%       $ 6.88        1/4/09  $    216,183      $ 547,849
William J. Bork                      20,000            13.84%       $ 6.88        1/4/09  $     86,473      $ 219,140
Robert S. Ippolito                   10,000             6.92%       $ 6.88        1/4/06  $     27,988      $  65,224
Joseph A. Lashinger, Jr.             10,000             6.92%       $ 6.88        1/4/06  $     27,988      $  65,224
----------------------------- -------------- ----------------- ------------ ------------- -------------- -------------



(1) Options granted to Mr. Bork vest one-third on the first anniversary of the date of grant, and one-third on each succeeding such anniversary. Options granted to Mr. Carlino, Mr. Ippolito and Mr. Lashinger vest one-quarter on the first anniversary of the date of grant, and one-quarter on each succeeding such anniversary.


(2) The exercise price is equal to the closing price of the Company's Common Stock on the date of grant.


(3) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rates compounded annually, from the date of grant until the end of the respective option term. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation.

                        EXERCISE OF STOCK OPTIONS IN 1999

         The following table provides information with respect to the named executive officers concerning the exercise of stock options during 1999 and unexercised options held as of December 31, 1999. There are no outstanding stock appreciation rights.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                        AND FISCAL YEAR-END OPTION VALUES

                                                                Number of Securities                Value of Unexercised
                                                               Underlying Unexercised               In-the-Money Options
                                                            Options at December 31, 1999            at December 31, 1999
                                                            ----------------------------            --------------------
                                                         ------------------------------------ ---------------------------------
                                                         ------------------------------------ ---------------------------------
                                     Shares
                                   Acquired       Value
                                on Exercise    Realized     Exercisable        Unexercisable     Exercisable     Unexercisable
Peter M. Carlino                         --        $ --         618,000              85,000      $ 1,721,777        $  171,581

William J. Bork                          --        $ --         261,000              33,000      $   637,810        $   68,120

Robert S. Ippolito                       --        $ --          75,000              17,000      $   377,843        $   32,779

Philip T. O'Hara, Jr.                    --        $ --          56,250                  --      $   318,750        $       --

Joseph A. Lashinger, Jr.                 --        $ --          13,750              26,250      $     3,203        $   30,858

Employment Agreements

        On April 12, 1994, the Company entered into employment agreements with Peter M. Carlino, its Chairman and Chief Executive Officer, and Robert S. Ippolito, its Chief Financial Officer, Secretary, and Treasurer, at annual base salaries of $225,000 and $95,000, respectively. The agreements with Messrs. Carlino and Ippolito were initially effective beginning June 1, 1994 and terminated on June 30, 1999 and were amended on June 1, 1999. Effective June 1, 1999, Mr. Carlino's annual base salary was increased to $380,000, and effective June 1, 1999, Mr. Ippolito's annual base salary was increased to $150,000. Each agreement prohibits the respective employee from competing with the Company during its term and for one year thereafter and requires a death benefit payment by the Company based on the employee's annual salary in effect at the time of his death.

        On June 1, 1995, the Company entered into an employment agreement with William J. Bork, its president and Chief Operating Officer, at an annual base salary of $210,000. Effective June 1, 1999, Mr. Bork's annual base salary was increased to $255,000. The agreement prohibits Mr. Bork from competing with the Company during its term and for two years thereafter, and requires a death benefit payment by the Company equal to 50% of the employee's annual salary in effect at the time of his death.

Certain Transactions

        James A. Irwin, the husband of Anne Carlino Irwin, a beneficiary of the Family Trust, is an officer, director and minority shareholder in USI MidAtlantic, Inc., the insurance agency, which is the broker for all of the Company's property and casualty insurance. In 1999 the Company paid premiums of $1,367,000 for such insurance.

        In August 1994, the Company signed a consulting agreement with Peter D. Carlino, former Chairman of the Company. Pursuant to the consulting agreement, as amended, Peter D. Carlino receives an annual fee of $135,000.

        The Company currently leases 5,974 square feet of office space in an office building in Wyomissing, Pennsylvania for the Company's executive offices. The lease expires in April 2005 and provides for an annual rental of $97,968 plus common area expenses and electric utility charges. The office building is owned by an affiliate of Peter M. Carlino, the Chairman and Chief Executive Officer of the Company. The Company believes that the lease terms are not less favorable than lease terms that could have been obtained from an unaffiliated third party.

        The Company currently leases an aircraft from a company owned by John Jacquemin, a director of the Company. The lease expires in August 2007, and provides for monthly payments of $8,356. The Company believes that the lease terms are not less favorable than lease terms that could have been obtained from an unaffiliated third party.

        The Company has agreed to pay the premiums on four life insurance policies, two payable when Peter M. Carlino dies and two payable when the survivor of Peter M. Carlino and his wife, Marshia W. Carlino, dies, under a "split-dollar" arrangement by which certain irrevocable trusts established by Peter M. Carlino are obligated to reimburse the Company for all premiums paid when the insurance matures or possibly sooner. The owners and beneficiaries of the life insurance policies are the irrevocable trusts. In 1999, the Company paid a total of $239,000 in premiums on the life insurance policies pursuant to this arrangement.

         SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock and any other equity securities of the Company with the Securities and Exchange Commission (SEC) and the NASD. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons that no such Forms were required to be filed by such persons, the Company believes that all its executive officers, directors and greater than 10% shareholders complied with all filing requirements applicable to them during 1999.

                         COMPANY STOCK PRICE PERFORMANCE

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph compares the cumulative total shareholder return for the Company's Common Stock since January 1, 1995 to the cumulative total returns of (I) the NASDAQ Market Index and (ii) a Peer Group Index comprised of the following gaming and thoroughbred horse racing companies: Churchill Downs, Inc., Hollywood Casino Corp., Pinnacle Entertainment, Inc., International Gaming Technologies, and Mirage Resorts, Inc.

                                    [GRAPHIC]


IN THE PRINTED VERSION OF THE DOCUMENT, A LINE GRAPH APPEARS WHICH DEPICTS THE FOLLOWING PLOT POINTS.


Legend
                                                                             Year Ended

Symbol       Index Description                 12/31/94    12/31/95     12/31/96    12/31/97     12/31/98        12/31/99
------       -----------------                 --------    --------     --------    --------     --------        --------
__*__        Penn National Gaming, Inc.          100.00      198.07      657.35      449.76        322.91        415.17

--=--        Nasdaq Market Index                 100.00      129.71       161.18      197.16       278.08        490.46

--+--        Peer Group                          100.00      112.09       154.75      183.57       145.15        139.62


Notes:



A. The lines represent annual index levels, assuming reinvestment of all dividends paid during the measurement period.

B. The indexes are re-weighted daily, using the market capitalization on the previous trading day.

C. If the annual interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.   The   index   level   for  all   series   was  set  to  100.0  on   1/1/95.

    PROPOSAL TO AMEND THE PLAN TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF
              COMMON STOCK FROM 2,000,000 TO 3,000,000 AS TO WHICH
                             OPTIONS MAY BE GRANTED

         Currently, the number of shares reserved for issuance under the Plan is 2,000,000. The current number of shares of Common Stock which remain available to be covered by future option grants is 541,750. The Company believes it is necessary and appropriate to increase the number of authorized shares of Common Stock under the Plan and to broaden the number of employees expected to receive options where appropriate and to create additional incentives to enhance their performance for the Company. The purpose of the proposed amendment to the Plan is to further the stated purpose of the Plan, which is to help the Company attract, retain and motivate individuals to make substantial contributions to the success of the Company. Accordingly, shareholders are asked to approve an amendment to the Plan increasing the number of authorized shares of Common Stock underlying stock options to be granted thereunder from 2,000,000 shares to 3,000,000 shares.

         The summary of the Plan set forth below is qualified by reference to the full text of the Plan.

Administration

         The Plan is administered by the Board of Directors (the "Board" or the "Committee) which complies with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board determines the recipients of options granted under the Plan ("Options"), the time at which Options will be granted and will set forth the terms, conditions and limitations subject to each Option granted under the Plan. The Board has full and exclusive power to interpret the Plan, to adopt rules, regulations and guidelines relating to the Plan, to grant waivers of plan restrictions permissible under applicable law and to make all of the determinations necessary for its administration. The Board may at any time and from time to time accelerate the time at which all or a part of an Option may be exercised.

Effective Date and Term of the Plan

         The Plan was adopted in April 1994 and amended and restated as of February 19, 1997. The Plan will terminate ten years after its effective date, subject to earlier termination by the Board. No option may be granted under the Plan after the termination of the Plan, but options previously granted may extend beyond that date.

Shares Subject to the Plan

         The maximum aggregate number of shares of Common Stock that may be delivered for all purposes under the Plan is currently 2,000,000, subject to certain anti-dilution provisions. If any Option is canceled or terminates without having been exercised in full, the number of shares of Common Stock as to which such Option was not exercised will be available for future grants. A summary of the material terms of the Plan is as follows:

      Nature of Options. An Option is an award entitling the holder ("Participant") to purchase a specified number of shares of Common Stock at a specified exercise price. Only "incentive stock options" ("ISO") as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options ("NQSO") may be granted under the Plan.

      Exercise Price. The exercise price of each Option is determined by the Board, but will not be less than 100% of the fair market value of a share at that date with respect to any Option which is an ISO (or 110% of such fair market value if the Option is awarded to the beneficial owner of 10% or more of total combined voting power of all classes of outstanding Capital Stock of the Company).

      Duration of Options. In no case will an ISO be exercisable more than ten years from the date the ISO was granted.

      Exercise of Options and Conditions. Options become exercisable at such time or times, and on and subject to such conditions, as the Board may specify, except that no Option may be exercised prior to the three hundred sixty-fifth (365th) day after such Option was granted. The aggregate fair market value (determined as of the date an Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by any individual in any calendar year (under the Plan and all other plans maintained by the Corporation) shall not exceed $100,000.

      Payment for and Delivery of Stock. Full payment for shares acquired pursuant to the exercise of Options will be made at the time of exercise of the Option. Payment of the purchase price will be made in cash or in such other form as the Board may approve, including, without limitation, delivery of shares of Common Stock.

Amendments and Termination

         The Board has the authority to make such amendments to any terms and conditions applicable to Options issued under the Plan as are consistent with the Plan provided that, except for certain anti-dilution adjustments, no such action will modify such Options in a manner adverse to the Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Option.

         The Board may suspend or terminate the Plan except that no such action may be taken without shareholder approval which would effectuate any change for which shareholder approval is required pursuant to Section 16 of the Exchange Act.

Certain Federal Income Tax Consequences of the Plan

         The following description of certain Federal income tax consequences of the Plan is based upon the Internal Revenue Code of 1986, as amended ("Code"), the Treasury Regulations and interpretations thereunder, and does not include state or local income tax consequences applicable to a person who receives stock based compensation under the Plan.

         Neither the option holder nor the Company incurs any Federal income tax consequences as a result of the grant of an ISO under the Plan.

         Upon the exercise of a NQSO, the difference between the exercise price and the fair market value of the shares on the Income Recognition Date (defined below) is taxable as ordinary income to the option holder as of such Income Recognition Date. The Income Recognition Date for shares received upon exercise of a NQSO under the Plan is the date of exercise (except in cases of persons subject to Section 16(b) of the Exchange Act, in which case the Income Recognition Date is generally the later of the date of exercise or the date six
(6) months after the date of grant, unless the option holder elects to recognize income as of the exercise date).

         At the time of a subsequent sale of any shares of Common Stock obtained upon the exercise of an NQSO under the Plan, any gain or loss generally will be a capital gain or loss to the option holder. Such capital gain or loss will be long-term gain or loss if the sale occurs more than one (1) year after the Income Recognition Date and short-term gain or loss if the sale occurs one (1) year or less after the Income Recognition Date.

         The Company is entitled to a deduction for Federal income tax purposes at the same time and in the same amount that the holder of an NQSO recognizes ordinary income, to the extent that such income is considered reasonable compensation under the Code, and provided that the Company satisfies the applicable income reporting requirements. The Company is not entitled to a deduction with respect to any payment that constitutes an "excess parachute payment" pursuant to Section 280G of the Code or does not qualify as reasonable compensation pursuant to Section 162 of the Code. Such payments subject to
Section 280G of the Code subject the participant to a 20% excise tax.

         An option holder will not recognize any income, and the Company will not be entitled to a deduction, upon the exercise of an ISO during the option holder's employment with the Company or within three (3) months after termination of employment (or longer in the event of termination by reason of death or disability); however, in certain circumstances, upon the exercise of an ISO, the option holder may be subject to the alternative minimum tax.

         Assuming that the option holder does not dispose of the shares of Stock received within the stock option holding period, which is both two years after the ISO was granted or one (1) year from the date that the shares were transferred to the option holder upon exercise, any gain recognized by the option holder on the sale or exchange of the shares of Common Stock will be treated as long-term capital gain and any loss sustained will be a long-term capital loss. If the shares of Common Stock acquired upon exercise of an ISO are disposed of before the end of the stock option holding period, the disposition may cause the option holder to recognize ordinary income.

         The affirmative vote of the holders of a majority of the shares of Common Stock entitled to notice of, and to vote at, the Annual Meeting is required in order to approve the amendment of the Plan to authorize an additional 1,000,000 shares of the Company's Common Stock for a total of 3,000,000 shares, as to which options may be granted.

         Unless otherwise instructed, the proxy holders will vote for approval of the plan.

         The board unanimously recommends a vote "for" approval of the amendment to the plan.

          APPROVAL OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

          The Audit Committee of the Board, which is composed entirely of non-employee Directors, has selected BDO Seidman, LLP as certified public accountants to audit the books, records and accounts of Penn National Gaming, Inc. and its subsidiaries for the year ending December 31, 2000. The Board has endorsed this appointment and it is being presented to the shareholders for approval.

        All audit services provided by BDO Seidman, LLP are approved by the Audit Committee.

         Representatives of BDO Seidman, LLP will be present at the Annual Meeting, will have an opportunity to make statements if they desire, and will be available to respond to appropriate questions.

        If the shareholders do not approve the appointment of BDO Seidman, LLP, the Audit Committee will select another firm of auditors for the ensuing year.

        The Board of Directors recommends that Shareholders vote FOR the appointment of BDO Seidman, LLP as the Company's Independent Public Accountants for the year ended December 31, 2000.

Other Matters

        The Company has mailed a 1999 Annual Report to Shareholders and a proxy card together with this proxy statement to all shareholders of record at the close of business on March 28, 2000. The Board of Directors does not know of any other business, which will be presented for consideration at the Annual Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Annual Meeting and Proxy Statement may be acted on at the Annual Meeting. If any other business does properly come before the Meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

                              SHAREHOLDER PROPOSALS

          Shareholders who wish to submit proposals for inclusion in the Proxy Statement for the Company's 2001 Annual Meeting of Shareholders must submit the same to the Company on or before December 10, 2000, at the Company's principal executive office, Wyomissing Professional Center, 825 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610, directed to the attention of the Secretary. The Board of Directors will review any shareholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in the Company Proxy noted for the 2001 Annual Meeting.

                                    FORM 10-K

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO THE COMPANY AT 825 BERKSHIRE BOULEVARD, SUITE 200, WYOMISSING, PENNSYLVANIA 19610, ATTENTION:
CORPORATE SECRETARY.

         Please sign, date and return your Proxy Card as soon as possible.

                      By Order of the Board of Directors

                      /s/ Robert S. Ippolito

April 20,  2000       Secretary

                           PENN NATIONAL GAMING, INC.

     The undersigned hereby appoints Peter M. Carlino and Harold Cramer, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of Common Stock of Penn National Gaming, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders thereof to be held on May 17, 2000 and at any and all postponements and adjournments thereof, upon the following matters:

1 For the election of David Handler and John Jacquemin to serve as Class III Directors until the Annual Meeting of Shareholders of the Company to be held in the year 2003 and until their successors are elected and qualified:

         / /For Both Nominees                        / /Against Both Nominees

          (INSTRUCTIONS:TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW):

                  David Handler                      John Jacquemin
 [over]

2. To approve the amendment of the Companys 1994 Stock Option Plan, as amended and restated, to authorize Options to purchase the Companys Common Stock for a total of 3,000,000 shares, as to which Options may be granted.

                / /For                  / /Against                / /Abstain

3. To ratify the appointment of BDO Seidman, LLP as independent public accountants of the Company for the year ending December 31, 2000.

                / /For                  / /Against                / /Abstain

4. In their discretion such other business as may properly come before the annual meeting and any and all adjournments thereof.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS NOS. 1, 2 and 3. IF NO SPECIFICATION IS MADE, SUCH PROXY WILL BE VOTED "FOR" EACH SUCH ITEM.

                                                 Dated              , 2000



                                                 Signature of Shareholder


                                                 Signature of Shareholder

                                             Please   sign   exactly   as  name
                                             appears.
                                             For  joint  accounts,  each  joint
                                             owner must sign.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY.